2AP Putnam Growth Opportunities Fund, July 31, 2012, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74U1

Class A		16,061
Class B		 1,175
Class C		   813
Class M		   279

74U2

Class R		    94
Class R5	     1
Class R6	     1
Class Y		   915

74V1

Class A		 17.57
Class B		 15.89
Class C		 16.10
Class M		 16.44

74V2

Class R		 17.19
Class R5	 18.12
Class R6	 18.12
Class Y		 18.12


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.